United Credit                              Patriot Funding
                      Since 1987

15 West 44th Street,  New York, NY 10036-6611 * Telephone  (212)  843-0808 * Fax
(212) 843-0817
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                                                                  July 22, 1997

Creative Socio-Medics Corp.
146 Nassau Avenue
Islip, New York 11751

Ladies and Gentlemen:

        It is a pleasure to confirm the arrangements reached with Anthony Grisanti on the telephone for the continuation of the financing arrangements between your Company (the "Borrower") and us.

        Effective August 1, 1997, the Security Agreement between the Borrower and us dated March 3, 1995 as heretofore amended is further amended in the following respects:

        1.     Paragraph FIRST (b) is changed to read as follows:

               "The "borrowing base" shall mean an amount equal to 80% of the net security value of accounts as defined in Subparagraph THIRTEENTH (b) hereof, minus any amounts past due in accordance with the terms of this Agreement, and the "permissible line" shall mean $1,250,000.00 during the year ending July 31, 1998 and $1,500,000.00 during each subsequent year."

        2. Paragraph FIRST (c) is changed to read as follows:

               "The Borrower shall pay United basic interest on the daily unpaid cash balances outstanding during each month at a rate equal to the highest New York City prime rate in effect during such month as generally reported, plus 8.5% per annum."

        3. Paragraph FIRST (d) is changed to read as follows:

               "The Borrower shall pay United as a commitment fee for United's agreements hereunder (i) $6,669.00 as of August 1, 1997 and $15,000.00 as of August 1st of each year thereafter unless this Agreement has theretofore been terminated, plus (ii) $10,000.00 per month for each month from August 1997 through July 1998 and $12,500.00 each month thereafter, beginning August, 1998, that this



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Creative Socio-Medics Corp.                        -2-            July 22, 1997

               Agreement is to remain in effect, as stated below or as renewed or extended, against which monthly minimum, or commitment fee, the interest charge under Paragraph "FIRST (c)" shall be applied; but interest or fees charged in connection with any "overadvance" as referred to in subparagraph "SIXTH A" or any "installment loan" as defined in subparagraph "THIRTEENTH (c)," or any other fees payable hereunder, shall not be so applied;"

        4. Paragraph FIRST (e) is changed to read as follows:

               "This Agreement shall remain in effect to July 31, 1999."

        5. Reference in Paragraph SIXTH C to a collateral management fee of 1% of sales is changed to reference to a collateral management fee of 5/8ths of 1% of sales.

        6.     Paragraph   THIRTEENTH  B  is  amended  by  changing  the  clause
               designated "(x)" to read as follows:

               "accounts  120 days or older from invoice date and all  purported
               accounts   which   represent  a  breach  of  the  terms  of  this
               Agreement."

        You agree that our statement to you as of June 30, 1997 is correct and that the amounts therein set forth as owing were, in fact owing, free of all offsets, deductions, counterclaims and defenses.

        If the foregoing correctly sets forth our understanding, please so indicate below and return two copies of this letter, so endorsed, to us.

                                                          Sincerely,

                                                   UNITED CREDIT CORPORATION

                                                   By /s/ Donald M. Landis
                                                        Donald M. Landis

AGREED:

CREATIVE SOCIO-MEDICS CORP.

By:  /s/ Lewis S. Schiller

       Lewis S. Schiller
Name
Chairman, CEO
Title


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